Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ACQUIRES PERMIAN MINERAL INTERESTS AND SURFACE ACREAGE IN CASH TRANSACTIONS

Acquisitions Add High-Quality Assets that are Expected to Generate Attractive Returns

DALLAS, TX (August 27, 2024) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or “TPL”) today announced the closing of two acquisitions for oil and gas mineral interests and surface acreage located in the Permian Basin for an aggregate $169 million in cash.

TPL acquired mineral interests across approximately 4,106 net royalty acres located in Culberson County, Texas. The acquired mineral interests overlap existing TPL royalty acreage in current and anticipated Drilling and Spacing Units (“DSU”), enhancing TPL’s net revenue interests in existing and future oil and gas wells. The acreage is leased to and operated by Coterra Energy (NYSE: CTRA). In addition, the acquired mineral interests overlap with TPL surface acreage.

The acquired surface asset spans approximately 4,120 acres in Martin County, Texas and is strategically located in the core of the Midland Basin. The asset generates numerous revenue streams across water supply, produced water disposal, and multiple other surface-related activities, including royalties from a solids waste landfill owned and operated by Waste Connections, Inc. (NYSE: WCN), and possesses significant additional commercial growth opportunities.

“Acquiring high-quality mineral interests in the northern Delaware Basin and strategic surface acreage in the Midland Basin will immediately contribute to TPL’s free cash flow,” said Tyler Glover, Chief Executive Officer of the Company. “The combined asset purchase price implies a greater than 13% 2025 free cash flow yield at current strip prices giving credit to only existing production and line-of-sight wells and opportunities. These bolt-on transactions, in addition to the cash flow currently generated, have excellent growth qualities commensurate with TPL’s legacy portfolio. By owning overlapping and nearby surface and water assets, we believe we can accelerate development and generate incremental value. Both assets were sourced through our industry and professional networks and were not part of a broad marketed process. These type of premium assets located within the core subregions of the Permian Basin represent the growth opportunities available to TPL that can provide a substantial incremental value driver to our legacy asset base.”

Delaware Basin mineral interests

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 873,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Contact:

Investor Relations

IR@TexasPacific.com